Exhibit (a)(18)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Series A Junior Participating

Preferred Stock Purchase Rights)

of

PYR ENERGY CORPORATION

at

$1.30 NET PER SHARE IN CASH

by

SAMSON ACQUISITION CORP.

a wholly owned subsidiary of

SAMSON INVESTMENT COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON THURSDAY, MAY 24, 2007, UNLESS THE OFFER IS EXTENDED.

April 30, 2007

To Our Clients:

Enclosed for your consideration are a Supplement dated April 30, 2007 (the “Supplement”) to the Offer to Purchase, dated March 28, 2007 ( as amended or supplemented from time to time, the “Offer to Purchase”), and an accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”, which, together with the Offer to Purchase and the Supplement collectively constitute the “Offer”) in connection with the offer by Samson Acquisition Corp., a Maryland corporation (“Purchaser”) and a wholly owned subsidiary of Samson Investment Company, a privately owned Nevada corporation (“Parent”), to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of PYR Energy Corporation, a Maryland corporation (the “Company”), and the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 31, 2007, between the Company and U.S. Stock Transfer Corporation, as Rights Agent, for $1.30 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1. The tender price is $1.30 per Share, net to you in cash (subject to applicable withholding taxes), without interest.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, Thursday, May 24, 2007, unless the Offer is extended.

4. The Offer is conditioned upon there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares then owned by Parent or any of its subsidiaries, shall constitute two-thirds of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options, rights and warrants, but excluding the Shares underlying the Company’s 4.99% convertible notes outstanding). The Offer is also subject to certain other conditions contained in the Supplement.

5. The board of directors of the Company has unanimously determined that the Agreement and Plan of Merger dated as of April 23, 2007 (the “Merger Agreement”), among Parent, Purchaser and the Company and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interest of, the holders of Shares, has approved, adopted and declared advisable, the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that the holders of the Shares accept the Offer, tender Shares pursuant to the Offer and approve the Merger.

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Shares previously tendered pursuant to the Offer to Purchase dated March 28, 2007 and the related Letter of Transmittal and not withdrawn constitute valid tenders for purposes of the Offer. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $1.30 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. Stockholders who have not already tendered their Shares should disregard the materials previously delivered and use the materials accompanying the Supplement.

The Offer is being made solely by the Offer to Purchase and the accompanying Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Series A Junior Participating

Preferred Stock Purchase Rights)

of

PYR ENERGY CORPORATION

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated March 28, 2007 (as amended or supplemented from time to time, the “Offer to Purchase”), the Supplement to the Offer to Purchase dated April 30, 2007 (the “Supplement”), and the accompanying Letter of Transmittal ( as may be amended or supplemented from time to time, the “Letter of Transmittal”, which, together with the Offer to Purchase and the Supplement collectively constitute the “Offer”) in connection with the offer by Samson Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Samson Investment Company, a privately owned Nevada corporation, to purchase all the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of PYR Energy Corporation, a Maryland corporation (the “Company”), and the associated Series A Junior Participating Preferred Stock purchase rights (the “Rights,” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 31, 2007, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:
SIGN HERE
Number of Shares To Be Tendered:
Shares*
SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS
AREA CODE AND TELEPHONE NUMBER
TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.